Exhibit 99.1

Investor Contact:

The Investor Relations Group

Daniel Berg/Dian Griesel, Ph.D.

Phone: 212-825-3210

Media Contact: Lynn Granito

Phone: 212-825-3210

Unigene Announces Financial Results for the Second Quarter of 2007

Revenue for Six Months Exceeds $11 Million

FAIRFIELD, N.J. – August 10, 2007 — Unigene Laboratories, Inc. (OTCBB: UGNE) reports its financial results for the three months and six months ended June 30, 2007.

Revenue for the three months ended June 30, 2007 increased to $4,718,000 compared with $556,000 for the three months ended June 30, 2006. Revenue for the six months ended June 30, 2007 increased to $11,046,000 compared with $943,000 for the six months ended June 30, 2006. Revenue from Fortical sales and royalties was $3,374,000 and $7,836,000, respectively, for the three months and six months ended June 30, 2007.

Fortical royalties were $1,075,000 and $348,000 for the three months ended June 30, 2007 and 2006, respectively, and $2,920,000 and $546,000 for the six months ended June 30, 2007 and 2006, respectively. Fortical sales were $2,300,000 and $4,915,000 for the three months and six months ended June 30, 2007, respectively. Sales of peptide to Novartis were $792,000 and $2,200,000 for the three months and six months ended June 30, 2007, respectively. There were no product sales during the first half of 2006.

Net loss for the three months ended June 30, 2007 was $1,294,000, or $0.01 per share, compared with a net loss of $3,002,000, or $0.03 per share, for the three months ended June 30, 2006.

Net loss for the six months ended June 30, 2007 was $1,538,000, or $0.02 per share, compared with a net loss of $6,244,000, or $0.07 per share, for the six months ended June 30, 2006.

Operating expenses were $5,758,000 for the three months ended June 30, 2007, compared with $3,300,000 for the three months ended June 30, 2006 and were $11,962,000 for the six months ended June 30, 2007, compared with $6,543,000 for the six months ended June 30, 2006. The increases were primarily due to cost of goods sold resulting from the increased product sales to Upsher-Smith and Novartis. The three months ended June 30, 2007 and 2006 includes $289,000 and $262,000, respectively, in expenses for non-cash stock option compensation. The six months ended June 30, 2007 and 2006 includes $682,000 and $427,000, respectively, in expenses for non-cash stock option compensation.

The Company’s cash balance at June 30, 2007 was $6,765,000, an increase of approximately $3,407,000 from December 31, 2006. Accounts receivable at June 30, 2007 were $2,608,000, an increase of $1,368,000 from December 31, 2006.

Deferred licensing fees increased $4,955,000 from December 31, 2006, primarily due to the $5,500,000 Phase III milestone payment received from Novartis which was only partially recognized as revenue in the first half of 2007.

The Company believes that cash on hand, as well as cash generated from Fortical sales and royalties, will be sufficient to meet our obligations for the next twelve months. Therefore, disclosure relating to the uncertainty of the Company’s ability to continue as a going concern is not included in our June 30, 2007 Form 10Q.

Following are highlights for the second quarter of 2007:

•

According to IMS, prescriptions for Fortical®, the Company’s first U.S. product that was launched in August 2005, totaled 263,000 for the quarter, reflecting a 15% increase from the first quarter and a nasal calcitonin market share of approximately 47%.

•

The Company restructured its loan obligations, recasting $15.7 million in debt as eight-year term loans. The interest rate associated with these new notes is 9%, and although no payments are required for the first three years of the notes, there is also no prepayment penalty. This reduces the Company’s aggregate annual interest payments and eliminates all notes that had been in default. This restructuring strengthens the Company’s financial position and, in conjunction with the elimination of the going concern disclosure in our 10Q, it is an important step in achieving compliance with the listing requirements of certain stock exchanges.

“Increasing revenue from Fortical in combination with the restructured loan obligation has materially strengthened Unigene’s financial position,” commented Dr. Warren Levy, President and CEO of Unigene. “We are implementing a three-pronged strategy utilizing these resources to strengthen our technology platforms, advance the development of certain internal programs and broaden the Company’s pipeline.”

Recently, the Company announced that it had improved its Enteripep® oral delivery technology, moved its internal oral calcitonin program into the clinic and announced the in-licensing of certain products for inflammation and cardiovascular treatment.

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in August 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 882-0860 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects. Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.

UNIGENE LABORATORIES, INC.

CONDENSED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,764,506	$3,357,351
Accounts receivable	2,608,459	1,240,114
Inventory	3,712,889	5,283,000
Prepaid expenses and other current assets	385,972	303,444

Total current assets	13,471,826	10,183,909

Noncurrent inventory	348,075	—
Property, plant and equipment, net	2,436,513	2,364,141
Investment in joint venture	29,953	30,545
Patents and other intangibles, net	1,656,294	1,438,848
Other assets	129,305	33,879

Total assets	$18,071,966	$14,051,322

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$965,485	$884,958
Accrued expenses—other	1,906,132	1,806,707
Current portion—deferred licensing fees	1,262,756	762,752
Notes payable—stockholders	—	8,105,000
Accrued interest—stockholders	—	8,081,180
Current portion—capital lease obligations	57,324	70,780

Total current liabilities	4,191,697	19,711,377

Notes payable—stockholders	15,737,517	—
Deferred licensing fees, excluding current portion	12,611,212	8,156,262
Capital lease obligations, excluding current portion	18,226	40,880
Deferred compensation	354,118	330,643
Accrued interest-stockholders	197,905	—

Total liabilities	33,110,675	28,239,162

Commitments and contingencies

Stockholders’ deficit:

Common Stock—par value $.01 per share, authorized 135,000,000 shares, issued and outstanding: 87,738,515 shares in 2007 and 87,731,015 shares in 2006	877,385	877,310
Additional paid-in capital	105,427,441	104,740,178
Accumulated deficit	(121,343,535)	(119,805,328)

Total stockholders’ deficit	(15,038,709)	(14,187,840)

Total liabilities and stockholders deficit	$18,071,966	$14,051,322

UNIGENE LABORATORIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30
	2007	2006	2007	2006
Revenue:
Product sales	$3,091,677	$—	$7,115,409	$—
Royalties	1,074,657	347,944	2,920,099	545,646
Licensing revenue	347,690	189,189	578,546	378,378
Development fees and other	204,188	18,854	432,430	18,854

	4,718,212	555,987	11,046,484	942,878

Operating expenses:
Cost of goods sold	1,659,753	—	3,679,404	—
Research, development and facility expenses	2,178,960	1,860,699	4,303,095	3,403,805
General and administrative	1,919,088	1,439,708	3,979,323	3,139,585

	5,757,801	3,300,407	11,961,822	6,543,390

Operating loss	(1,039,589)	(2,744,420)	(915,338)	(5,600,512)

Other income (expense):
Interest and other income	117,977	114,012	149,700	141,036
Interest expense-principally to stockholders	(372,427)	(371,373)	(772,569)	(784,977)

Loss before income taxes	(1,294,039)	(3,001,781)	(1,538,207)	(6,244,453)
Income tax expense	—	—	—	—

Net loss	$(1,294,039)	$(3,001,781)	$(1,538,207)	$(6,244,453)

Loss per share—basic and diluted:
Net loss per share	$(0.01)	$(0.03)	$(0.02)	$(0.07)

Weighted average number of shares outstanding—basic and diluted	87,735,922	87,663,388	87,733,661	85,884,031